Exhibit 99.1

HOVNANIAN ENTERPRISES, INC.		News Release

Contact:	Kevin C. Hake	Brian A. Cheripka
	Vice President and Treasurer	Assistant Director of Investor Relations
	732-747-7800	732-747-7800

HOVNANIAN ENTERPRISES REPORTS 25% INCREASE IN THIRD QUARTER EPS; ACHIEVES RECORD FINANCIAL RESULTS AND RAISES FISCAL 2004 EARNINGS PROJECTION

Highlights for the Third Quarter Ended July 31, 2004

•                                         Net earnings reached a record $1.33 per fully diluted share for the third quarter, a 25% increase from $1.06 per fully diluted share in the third quarter of fiscal 2003 and exceeded the Company’s most recent projection for the quarter of $1.25 to $1.30 per fully diluted share.

•                                         The Company earned $1.46 per fully diluted share, excluding $13.7 million in pre-tax charges related to the discontinuation of the Forecast Homes brand name and the extinguishment of debt, an increase of 36% from last year’s third quarter on a comparable basis.

•                                         Total revenues for the third quarter increased 25% to $1.1 billion, and the number of homes delivered in the quarter increased 22% over the prior year’s third quarter.

•                                         The Company achieved record net earnings of $86.7 million for the third quarter, of which 96% were generated from the Company’s organic operations, which excludes earnings from acquisitions closed since the beginning of the third quarter of fiscal 2003.

•                                         Earnings for the trailing twelve months ended July 31, 2004 represent a return on beginning equity (ROE) of 42.0% and an after tax return on beginning capital (ROC) of 23.0%.

•                                         Management is increasing its projection for full year fiscal 2004 earnings to exceed $5.30 per fully diluted share, representing more than a 34% increase from record earnings of $3.93 per fully diluted share in fiscal 2003.

•                                         The dollar value of net contracts for the third quarter grew 34% to $1.3 billion on 4,173 homes, compared to $967 million on 3,498 homes in the third quarter of fiscal 2003.

•                                         Contract backlog as of July 31, 2004 was 8,501 homes, with a sales value of $2.7 billion, up 68% from the sales value of homes in last year’s third quarter backlog.

•                                         Management projects fiscal 2005 earnings to exceed $6.30 per fully diluted share. Management expects quarterly earnings to be more evenly distributed in fiscal 2005, beginning with a strong first quarter.

RED BANK, NJ, September 7, 2004 – Hovnanian Enterprises, Inc. (NYSE: HOV), a leading national homebuilder, reported net income of $86.7 million, or $1.33 per fully diluted share, on $1.1 billion in total revenue for the third quarter ended July 31, 2004. Last year’s third quarter net income was $68.8 million, or $1.06 per fully diluted share, on total revenue of $848.8 million.

The dollar value of net contracts increased 34% in the third quarter to $1.3 billion, including unconsolidated joint ventures, from $967 million in the third quarter of 2003. Deliveries in the third quarter of fiscal 2004 were 3,765 homes, including homes from unconsolidated joint ventures, with an aggregate sales value of $1.1 billion. This compares to 3,075 homes delivered with an aggregate sales value of $832.6 million in the third quarter of fiscal 2003. Contract backlog increased to 8,501 homes, including unconsolidated joint ventures, compared to 5,741 homes in last year’s third quarter.

Consolidated earnings before interest expense, income taxes, depreciation and amortization (“EBITDA”) for the third quarter of fiscal 2004 rose 32% to $178.8 million from $135.0 million in the third quarter of 2003.  EBITDA covered the amount of interest incurred in the quarter by 8.3 times, compared to 7.6 times during the same period of fiscal 2003.  The Company’s homebuilding gross margin for the most recent three month period was 25.5%, equal to the 25.5% homebuilding gross margin reported in the prior year’s third quarter despite the effects of increases in lumber, concrete and other material costs, and the impact of lower margins from two acquisitions that closed during the interim time period. Total selling, general and administrative expense, including corporate expense, as a percentage of total revenues decreased to 9.0% in the third quarter of 2004, an 80 basis point decline from 9.8% in the third quarter of 2003.  Shareholders’ equity grew to $1.05 billion at July 31, 2004 from $970.2 million at the end of the second quarter of fiscal 2004.

For the nine months ended July 31, 2004, revenue reached $2.8 billion, up 28% compared to $2.2 billion for the year earlier period. Net income for the first nine months of fiscal 2004 increased to $214.9 million, or $3.30 per fully diluted share, compared to $166.1 million, or $2.53 per fully diluted share, in 2003.  The dollar value of year-to-year net contracts during the nine-month period increased by 51% and the number of home deliveries rose by 28%, including the impact of unconsolidated joint ventures.

Comments from Management

“We are extremely pleased to report record revenues, earnings, deliveries and backlog for the third quarter,” said Ara K. Hovnanian, President and Chief Executive Officer of the Company. “Our 26% growth in earnings and 34% increase in the dollar value of our quarterly net contracts demonstrate the healthy demand for our new homes and the underlying strength of our business. We continue to produce some of the highest returns in the industry and create exceptional value for our shareholders, achieving a 42% return on equity and 23% return on capital over the most recent twelve month period. Our robust financial performance is primarily due to continuing market share gains and our diversified product offerings, in addition to the underlying strength of housing demand driven by household formation,” he said. “While we have achieved industry leading growth for the past three years, we have also successfully implemented strategies designed to improve our profitability, maximize the efficiency of our homebuilding operations and develop a stronger market presence for our Company,” Mr. Hovnanian said.

“Current market conditions remain solid, particularly in the heavily regulated markets along the East and West coast, where housing demand continues to exceed the available supply,” Mr. Hovnanian said. “Looking ahead, we are well positioned to meet our growth objectives as our controlled land position of roughly 92,000 lots, more than a six year supply, provides a tremendous competitive advantage and excellent forward earnings visibility,” Mr. Hovnanian continued. “Additionally, as the economy continues to improve, we expect demand for new homes in our markets to remain strong, driven in part by accelerating job growth, on top of the underlying fundamental demand for housing. We are confident that the upward trends in the economy, combined with our ability to leverage our size and reduce costs, will more than offset any impact of rising mortgage rates,” he stated.

“Given the strength of our contract backlog, we are well positioned to achieve record financial results in fiscal 2004 and to continue our pattern of growth into fiscal 2005. We are increasing our projection for fiscal 2004 to exceed $5.30 per fully diluted share,” Mr. Hovnanian stated. “This upwardly revised earnings projection represents more than a 34% increase from last year’s record earnings of $3.93 per fully diluted share. Fiscal 2004 revenue is expected to grow more than 28% to over $4.1 billion on deliveries of more than 14,700 homes. Assuming economic conditions remain stable, we are projecting that our fiscal 2005 earnings will increase by nearly 20%, to exceed $6.30 per fully diluted share,” he concluded.

“During the quarter we also significantly strengthened our balance sheet by increasing the size of our unsecured revolving credit facility to $900 million from $590 million, and extending the maturity through July 2008,” said J. Larry Sorsby, Executive Vice President and Chief Financial Officer. “The expansion of our credit facility improves our overall liquidity and provides additional flexibility in our capital structure to fund ongoing operations and meet our targeted growth objectives. We deployed capital during the quarter to fund our seasonally high summer backlog of homes under construction and to purchase new land parcels which position us for continued growth in revenues and profits.  Despite this investment of capital, our ratio of net recourse debt-to-capitalization at July 31, 2004 was 51.3%, and we anticipate that the Company’s average net recourse debt-to-capitalization ratio for fiscal 2004 will be at or below 50%, in line with our target,” Mr. Sorsby continued.

 “As previously announced, charges associated with changing our Forecast Homes brand name in California to K. Hovnanian Homes, and a charge for the extinguishment of debt, will have a combined impact of $0.20 on earnings per fully diluted share in the third and fourth quarters of fiscal 2004. Excluding these charges, our earnings would have been $1.46 per fully diluted share for the third quarter, or $0.13 higher than reported. Our projected earnings for fiscal 2004 would exceed $5.50 per fully diluted share, excluding these additional charges, which would represent roughly a 40% increase from our earnings per fully diluted share for fiscal 2003,” Mr. Sorsby concluded.

In Closing

“We are very proud of the continued strength in our financial performance and we are pleased with our recent sales activity.  The efforts of our talented group of associates in executing our business strategies have helped our Company achieve earnings growth and return on invested capital that rank near the top of the housing industry,” commented Mr. Hovnanian. “We remain well positioned to achieve our objectives for growth and return on capital for the remainder of fiscal 2004 and into fiscal 2005,” he concluded.

Hovnanian Enterprises will webcast its third quarter earnings conference call at 11:00 a.m. E.D.T. this morning, September 7, 2004, hosted by Ara K. Hovnanian, President and Chief Executive Officer of the Company.  The webcast can be accessed live through the “Investor Relations’” section of Hovnanian Enterprises’ Web site at http://www.khov.com. For those who are not available to listen to the live webcast, an archive of the broadcast will be available under the “Webcast” section of the Investor News page on the Hovnanian Web site at http://www.khov.com. The archive will be available for 12 months.

The Company has updated its summary projection for the fiscal year ending October 31, 2004.  The summary projection is available on the Company Projection page of the “Investor Relations” section of the Company’s website at http://www.khov.com.

Hovnanian Enterprises, Inc., founded in 1959 by Kevork S. Hovnanian, Chairman, is headquartered in Red Bank, New Jersey.  The Company is one of the nation’s largest homebuilders with operations in Arizona, California, Florida, Maryland, Michigan, Minnesota, New Jersey, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Texas, Virginia and West Virginia.  The Company’s homes are marketed and sold under the trade names K. Hovnanian® Homes™, Washington Homes, Goodman Homes, Matzel & Mumford, Diamond Homes, Westminster Homes, Fortis Homes, Forecast Homes, Parkside Homes, Brighton Homes, Parkwood Builders, Great Western Homes and Windward Homes.  As the developer of K. Hovnanian’s® Four Seasons communities, the Company is also one of the nation’s largest builders of active adult homes.

Additional information on Hovnanian Enterprises, Inc., including a summary investment profile and the Company’s 2003 annual report, can be accessed through the Investors page of the Hovnanian Web site at http://www.khov.com. To be added to Hovnanian’s investor e-mail or fax lists, please send an e-mail to IR@khov.com  or sign up at http://www.khov.com.

Non-GAAP Financial Measures:

EBITDA is not a generally accepted accounting principle (GAAP) financial measure. The most directly comparable GAAP financial measure is net income. The reconciliation of EBITDA to net income is presented in a table attached to this earnings release.

Note:   All statements in this Press Release that are not historical facts should be considered as “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995.  Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.  Such risks, uncertainties and other factors include, but are not limited to, (1) changes in general and local economic and business conditions, (2) weather conditions, (3) changes in market conditions, (4) changes in home prices and sales activity in the markets where the Company builds homes, (5) government regulation, including regulations concerning development of land, the homebuilding process and the environment, (6) fluctuations in interest rates and the availability of mortgage financing, (7) shortages in and price fluctuations of raw materials and labor, (8) the availability and cost of suitable land and improved lots, (9) levels of competition, (10) availability of financing to the Company, (11) utility shortages and outages or rate fluctuations, (12) geopolitical risks, terrorist acts and other acts of war and (13) other factors described in detail in the Company’s Form 10-K for the year ended October 31, 2003.

(Financial Tables Follow)

Hovnanian Enterprises, Inc.

July 31, 2004

Statements of Consolidated Income

(Dollars in Thousands, Except Per Share)

	Three Months Ended, July 31,		Nine Months Ended, July 31,
	2004	2003	2004	2003
	(Unaudited)
Total Revenues	$1,063,688	$848,817	$2,757,711	$2,156,269
Costs and Expenses	923,672	739,009	2,412,843	1,890,897
Income Before Income Taxes	140,016	109,808	344,868	265,372
Provision for Taxes	53,278	41,006	129,947	99,241
Net Income	$86,738	$68,802	$214,921	$166,131

Per Share Data:
Basic:
Income per common share	$1.40	$1.12	$3.47	$2.68
Weighted Average Number of Common Shares Outstanding	62,001	61,260	61,887	62,088
Assuming Dilution:
Income per common share	$1.33	$1.06	$3.30	$2.53
Weighted Average Number of Common Shares Outstanding	65,115	65,086	65,158	65,612

Hovnanian Enterprises, Inc.

July 31, 2004

Homebuilding Gross Margin

(Dollars in Thousands)

	Homebuilding Gross Margin Three Months Ended July 31,		Homebuilding Gross Margin Nine Months Ended July 31,
	2004	2003	2004	2003
	(Unaudited)
Sale of Homes	$1,044,610	$830,734	$2,702,826	$2,104,788
Cost of Sales	778,121	618,650	2,014,799	1,572,306
Homebuilding Gross Margin	$266,489	$212,084	$688,027	$532,482

Gross Margin Percentage	25.5%	25.5%	25.5%	25.3%

	Land Sales Gross Margin Three Months Ended July 31,		Land Sales Gross Margin Nine Months Ended July 31,
	2004	2003	2004	2003
	(Unaudited)
Land and Lot Sales	$230	$3,314	$1,815	$13,064
Cost of Sales	95	3,247	1,458	9,988
Land and Lot Gross Margin	$135	$67	$357	$3,076

Hovnanian Enterprises, Inc.

July 31, 2004

Reconciliation of EBITDA to Net Income

(Dollars in Thousands)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2004	2003	2004	2003
	(Unaudited)
Net Income	$86,738	$68,802	$214,921	$166,131
Income Taxes	53,278	41,006	129,947	99,241
Interest expense	17,725	17,204	53,764	44,308
EBIT(1)	$157,741	$127,012	$398,632	$309,680
Depreciation	1,603	1,721	4,606	4,946
Amortization Debt Fees	8,955	1,977	10,720	2,614
Amortization of Intangibles	9,716	3,159	19,115	5,465
Other Amortization	792	1,177	2,625	3,500
EBITDA(2)	$178,807	$135,046	$435,698	$326,205

INTEREST INCURRED	$21,426	$17,807	$65,217	$48,232

EBITDA TO INTEREST INCURRED	8.3	7.6	6.7	6.8

(1)   EBIT is a non-GAAP financial measure. The most directly comparable GAAP financial measure is net income. EBIT represents earnings before interest expense and income taxes.

(2)   EBITDA is a non-GAAP financial measure. The most directly comparable GAAP financial measure is net income. EBITDA represents earnings before interest expense, income taxes, depreciation and amortization.

Hovnanian Enterprises, Inc.

July 31, 2004

Interest Incurred, Expensed and Capitalized

(Dollars is Thousands)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2004	2003	2004	2003
	(Unaudited)
Interest Capitalized at Beginning of Period	$32,585	$25,480	$24,833	$22,159
Plus Interest Incurred	21,426	17,807	65,217	48,232
Less Interest Expensed	17,725	17,204	53,764	44,308
Interest Capitalized at End of Period	$36,286	$26,083	$36,286	$26,083

Hovnanian Enterprises, Inc.

July 31, 2004

Summary Financial Projection

(Dollars in Millions, except per share or where noted)

(Unaudited)

	Fiscal Year 10/31/2001	Fiscal Year 10/31/2002	Fiscal Year 10/31/2003	Trailing 12 Mos. 7/31/2004		Projection Fiscal Year 10/31/2004*

Total Revenues ($ Billion)	$1.7	$2.6	$3.2	$3.8	>	$4.1
Income Before Income Taxes	$106.4	$225.7	$411.5	$491.0	>	$565.0
Pre-tax Margin	6.1%	8.8%	12.9%	12.9%	>	13.5%
Net Income	$63.7	$137.7	$257.4	$306.2	>	$350.0
Earnings Per Share (fully diluted)	$1.15	$2.14	$3.93	$4.72	>	$5.30

* 2004 Projection is based on three quarters of actual data and one quarter of projected results.

HOVNANIAN ENTERPRISES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

ASSETS	July 31, 2004	October 31, 2003
	(unaudited)
Homebuilding:
Cash and cash equivalents	$6,667	$121,913
Inventories - At the lower of cost or fair value:
Sold and unsold homes and lots under development	1,785,771	1,184,907
Land and land options held for future development or sale	357,092	270,502
Consolidated Inventory Not Owned:
Specific performance options	23,076	56,082
Variable interest entities	198,634	100,327
Other options	32,811	48,226
Total Consolidated Inventory Not Owned	254,521	204,635
Total Inventories	2,397,384	1,660,044

Receivables, deposits, and notes	49,614	42,506

Property, plant, and equipment - net	37,647	26,263

Prepaid expenses and other assets	146,174	106,525

Goodwill and indefinite life intangibles	32,658	82,658

Definite life intangibles	122,062	56,978
Total Homebuilding	2,792,206	2,096,887

Financial Services:
Cash and cash equivalents	12,317	6,308
Mortgage loans held for sale	150,782	224,052
Other assets	3,047	3,945
Total Financial Services	166,146	234,305

Income Taxes Receivable - Including deferred tax benefits	21,903	1,179
Total Assets	$2,980,255	$2,332,371

HOVNANIAN ENTERPRISES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

LIABILITIES AND STOCKHOLDERS’ EQUITY	July 31, 2004	October 31, 2003
	(unaudited)
Homebuilding:
Nonrecourse land mortgages	$23,066	$43,795
Accounts payable and other liabilities	290,686	230,696
Customers’ deposits	92,383	58,376
Liabilities from inventory not owned	49,824	94,780
Total Homebuilding	455,959	427,647

Financial Services:
Accounts payable and other liabilities	5,583	5,917
Mortgage warehouse line of credit	144,853	166,711
Total Financial Services	150,436	172,628

Notes Payable:
Revolving and term credit agreements	215,000	115,000
Senior notes	602,589	387,166
Senior subordinated notes	300,000	300,000
Accrued interest	14,546	15,675
Total Notes Payable	1,132,135	817,841
Total Liabilities	1,738,530	1,418,116

Minority interest from inventory not owned	179,255	90,252

Minority interest from consolidated joint ventures	8,731	4,291

Stockholders’ Equity:
Preferred Stock,$.01 par value-authorized 100,000 shares; none issued
Common Stock,Class A,$.01 par value-authorized 200,000,000 shares; issued 56,768,461 shares at July 31, 2004 and 56,036,116 shares at October 31, 2003 (including 10,395,656 shares at July 31, 2004 and 10,780,436 shares at October 31, 2003 held in Treasury)	567	560
Common Stock,Class B,$.01 par value (convertible to Class A at time of sale) authorized 30,000,000 shares; issued 15,379,780 shares at July 31, 2004 and 15,537,016 shares at October 31, 2003 (including 691,748 shares at July 31, 2004 and October 31, 2003 held in Treasury)	154	155
Paid in Capital	184,260	163,355
Retained Earnings	920,103	705,182
Deferred Compensation	(1,295)
Treasury Stock - at cost	(50,050)	(49,540)
Total Stockholders’ Equity	1,053,739	819,712
Total Liabilities and Stockholders’ Equity	$2,980,255	$2,332,371

HOVNANIAN ENTERPRISES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Thousands Except Per Share Data)

(Unaudited)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2004	2003	2004	2003

Revenues:
Homebuilding:
Sale of homes	$1,044,610	$830,734	$2,702,826	$2,104,788
Land sales and other revenues	5,395	4,441	12,959	16,445
Total Homebuilding	1,050,005	835,175	2,715,785	2,121,233
Financial Services	13,683	13,642	41,926	35,036
Total Revenues	1,063,688	848,817	2,757,711	2,156,269

Expenses:
Homebuilding:
Cost of sales	778,216	621,897	2,016,257	1,582,294
Selling, general and administrative	82,905	66,136	235,210	180,035
Inventory impairment loss	1,438	149	2,230	1,633
Total Homebuilding	862,559	688,182	2,253,697	1,763,962

Financial Services	8,637	7,635	25,334	19,629

Corporate General and Administrative	13,011	16,978	42,229	45,026

Interest	17,725	17,204	53,764	44,308

Expenses Related To Extinguishment Of Debt	8,663	1,619	9,597	1,619

Other Operations	3,361	4,232	9,107	10,888

Intangible Amortization	9,716	3,159	19,115	5,465
Total Expenses	923,672	739,009	2,412,843	1,890,897
Income Before Income Taxes	140,016	109,808	344,868	265,372
State and Federal Income Taxes:
State	7,761	5,439	20,417	11,874
Federal	45,517	35,567	109,530	87,367
Total Taxes	53,278	41,006	129,947	99,241
Net Income	$86,738	$68,802	$214,921	$166,131
Per Share Data:
Basic:
Income per common share	$1.40	$1.12	$3.47	$2.68
Weighted average number of common shares outstanding	62,001	61,260	61,887	62,088
Assuming dilution:
Income per common share	$1.33	$1.06	$3.30	$2.53
Weighted average number of common shares outstanding	65,115	65,086	65,158	65,612

HOVNANIAN ENTERPRISES, INC.

(DOLLARS IN THOUSANDS EXCEPT AVG. PRICE)

(Unaudited)

Communities Under Development

Three Months - 7/31/04

	Net Contracts(1) Three Months Ended July 31st			Deliveries Three Months Ended July 31st			Contract Backlog July 31st
	2004	2003	% Change	2004	2003	% Change	2004	2003	% Change
Northeast Region
Homes	855	889	(3.8)%	792	647	22.4%	2,522	2,266	11.3%
Dollars	267,692	261,624	2.3%	261,470	210,039	24.5%	768,066	613,884	25.1%
Avg. Price	313,089	294,290	6.4%	330,139	324,635	1.7%	304,546	270,911	12.4%
Southeast Region(2)
Homes	989	865	14.3%	1,004	689	45.7%	2,558	1,707	49.9%
Dollars	293,707	239,817	22.5%	272,395	165,583	64.5%	772,073	497,907	55.1%
Avg. Price	296,974	277,245	7.1%	271,310	240,324	12.9%	301,827	291,685	3.5%
Southwest Region(2)
Homes	998	637	56.7%	1,045	640	63.3%	1,207	642	88.0%
Dollars	179,232	125,292	43.1%	181,491	129,907	39.7%	206,540	127,636	61.8%
Avg. Price	179,591	196,691	(8.7)%	173,676	202,980	(14.4)%	171,119	198,810	(13.9)%
West Region
Homes	1,260	1,093	15.3%	897	1,090	(17.7)%	1,933	1,103	75.2%
Dollars	507,214	336,890	50.6%	329,254	325,205	1.2%	777,598	359,821	116.1%
Avg. Price	402,551	308,225	30.6%	367,061	298,353	23.0%	402,275	326,220	23.3%
Consolidated Total
Homes	4,102	3,484	17.7%	3,738	3,066	21.9%	8,220	5,718	43.8%
Dollars	1,247,843	963,623	29.5%	1,044,610	830,734	25.7%	2,524,277	1,599,248	57.8%
Avg. Price	304,204	276,585	10.0%	279,457	270,950	3.1%	307,090	279,687	9.8%
Unconsolidated Joint Ventures
Homes	71	14	N/A	27	9	N/A	281	23	N/A
Dollars	43,388	3,160	N/A	11,611	1,901	N/A	172,130	4,975	N/A
Avg. Price	N/A	225,749	N/A	N/A	211,171	N/A	N/A	N/A	N/A
Total
Homes	4,173	3,498	19.3%	3,765	3,075	22.4%	8,501	5,741	48.1%
Dollars	1,291,231	966,783	33.6%	1,056,221	832,635	26.9%	2,696,407	1,604,223	68.1%
Avg. Price	309,425	276,382	12.0%	280,537	270,775	3.6%	317,187	279,433	13.5%

DELIVERIES INCLUDE EXTRAS

Notes:

(1) Net contracts is defined as new contracts signed during the period for the purchase of homes, less cancellations of prior contracts.

(2) The number of net contracts and backlog in the Southwest for quarter ended July 31, 2004 includes the effect of the Great Western Homes acquisition which closed in August 2003. The number of net contracts and backlog in the Southeast for the quarter ended July 31, 2004 includes the effect of the Windward Homes acquisition, which closed in November 2003.

HOVNANIAN ENTERPRISES, INC.

(DOLLARS IN THOUSANDS EXCEPT AVG. PRICE)

(Unaudited)

Communities Under Development

Nine Months - 7/31/04

	Net Contracts(1) Nine Months Ended July 31st			Deliveries Nine Months Ended July 31st			Contract Backlog July 31st
	2004	2003	% Change	2004	2003	% Change	2004	2003	% Change
Northeast Region(2)
Homes	2,405	1,896	26.8%	2,101	1,540	36.4%	2,522	2,266	11.3%
Dollars	778,303	582,015	33.7%	661,998	494,957	33.7%	768,066	613,884	25.1%
Avg. Price	323,619	306,970	5.4%	315,087	321,401	(2.0)%	304,546	270,911	12.4%
Southeast Region(2)
Homes	3,132	2,400	30.5%	2,778	1,933	43.7%	2,558	1,707	49.9%
Dollars	886,696	637,177	39.2%	716,942	479,865	49.4%	772,073	497,907	55.1%
Avg. Price	283,109	265,490	6.6%	258,078	248,249	4.0%	301,827	291,685	3.5%
Southwest Region(2)
Homes	2,871	1,722	66.7%	2,653	1,519	74.7%	1,207	642	88.0%
Dollars	503,157	338,197	48.8%	463,869	309,336	50.0%	206,540	127,636	61.8%
Avg. Price	175,255	196,398	(10.8)%	174,847	203,645	(14.1)%	171,119	198,810	(13.9)%
West Region
Homes	3,600	2,994	20.2%	2,460	2,846	(13.6)%	1,933	1,103	75.2%
Dollars	1,339,917	882,976	51.8%	860,017	819,369	5.0%	777,598	359,821	116.1%
Avg. Price	372,199	294,915	26.2%	349,600	287,902	21.4%	402,275	326,220	23.3%
Other
Homes	N/A	2	N/A	N/A	9	N/A	N/A	N/A	N/A
Dollars	N/A	313	N/A	N/A	1,261	N/A	N/A	N/A	N/A
Avg. Price	N/A	156,500	N/A	N/A	140,111	N/A	N/A	N/A	N/A
Consolidated Total
Homes	12,008	9,014	33.2%	9,992	7,847	27.3%	8,220	5,718	43.8%
Dollars	3,508,073	2,440,678	43.7%	2,702,826	2,104,788	28.4%	2,524,277	1,599,248	57.8%
Avg. Price	292,145	270,765	7.9%	270,499	268,228	0.8%	307,090	279,687	9.8%
Unconsolidated Joint Ventures
Homes	301	30	N/A	56	30	N/A	281	23	N/A
Dollars	179,174	6,409	N/A	22,921	6,074	N/A	172,130	4,975	N/A
Avg. Price	595,262	213,625	N/A	409,309	202,464	N/A	612,563	216,295	N/A
Total
Homes	12,309	9,044	36.1%	10,048	7,877	27.6%	8,501	5,741	48.1%
Dollars	3,687,247	2,447,087	50.7%	2,725,747	2,110,862	29.1%	2,696,407	1,604,223	68.1%
Avg. Price	299,557	270,576	10.7%	271,273	267,978	1.2%	317,187	279,433	13.5%

DELIVERIES INCLUDE EXTRAS

Notes:

(1) Net contracts is defined as new contracts signed during the period for the purchase of homes, less cancellations of prior contracts.

(2) The number of net contracts and backlog in the Northeast for the nine months ended July 31, 2004 includes the effect of the Summit Homes acquisition, which closed in April 2003. The number of net contracts and backlog in the Southwest for the nine months ended July 31, 2004 includes the effect of the Brighton Homes and Great Western Homes acquisitions, which closed in December 2002 and August 2003, respectively. The number of net contracts and backlog in the Southeast for the nine months ended July 31, 2004 includes the effect of the Windward Homes acquisition, which closed in November 2003.